Exhibit 107

Calculation of Filing Fee Tables

        Form S-3

(Form Type)

     Provident Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)		(1)

	Equity	Common Stock	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)		(1)

	Other	Depositary Shares(3)	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)

	Other	Warrants or Other Rights(4)	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)		(1)

	Other	Purchase Contracts(5)	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)		(1)

	Other	Units(6)	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)		(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					N/A		(1)

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1) The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2) This registration covers an indeterminate number of securities of each identified class of the Registrant as may from time to time be issued at indeterminate prices. Any registered securities may be sold separately or as units with other securities registered under this registration statement. In addition, the securities may be sold in either primary or secondary offerings.

(3) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(4) Warrants or other rights will represent rights to purchase debt securities, preferred stock, depositary shares, common stock or other securities or property.

(5) Each purchase contract may obligate the Registrant to sell, and the holder thereof to purchase, an indeterminate number of shares of common stock or preferred stock or other securities registered hereby.

(6) Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.